As filed with the Securities and Exchange Commission on December 21, 2023

Registration No. 333-262651
Registration No. 333-252886
Registration No. 333-238294
Registration No. 333-231421
Registration No. 333-201792
Registration No. 333-201791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-262651
POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-252886
POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-238294
POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-231421
POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-201792
POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-201791
UNDER
THE SECURITIES ACT OF 1933

PATRIOT TRANSPORTATION HOLDING, INC.
(Exact name of registrant as specified in its charter)

Florida	47-2482414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 W. Forsyth St., 7th Floor
Jacksonville, FL	32202
(Address of Principal Executive Offices)	(Zip Code)

Patriot Transportation Holding, Inc. 2014 Equity Incentive Plan
Patriot Transportation Holding, Inc. Profit Sharing and Deferred Earnings Plan
(Full title of the plans)

Robert E. Sandlin
President & Chief Executive Officer
200 W. Forsyth St., 7th Floor
Jacksonville, FL 32202
(Name and address of agent for service)

(904) 396-5733
Telephone number, including area code, of agent for service)

Copy to:
John J. Wolfel, Esq.
Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, Florida 32202
(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company,” and "emerging growth company"  in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act
☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Patriot Transportation Holding, Inc., a Florida corporation (the “Registrant”):

•
Registration Statement No. 333-201791, registering 30,000 shares of common stock, $0.10 par value per share, of the Registrant issuable under the Patriot Transportation Holding, Inc. Profit Sharing and Deferred Earnings Plan.

•
Registration Statement Nos. 333-262651, 333-252886, 333-238294, 333-231421 and 333-201792, registering an aggregate of 1,135,043 shares of common stock, $0.10 par value per share, of the Registrant issuable under the Patriot Transportation Holding, Inc. 2014 Equity Incentive Plan.

in each case, plus such indeterminate number of shares of common stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

On November 1, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Horizon Partners, Inc., an Oklahoma corporation (“Parent”) and Blue Horizon Partners Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provided, among other things, and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).  The Merger became effective on December 21, 2023.

In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on December 21, 2023.

Patriot Transportation Holding, Inc.

By:	/s/ Robert E. Sandlin
Robert E. Sandlin
President and Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.